Exhibit 10.30

C O N F I D E N T I A L

CONFIDENTIAL RETIREMENT AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Retirement Agreement and General Release of All Claims (“Agreement”) is made by and between Sequenom, Inc. (“Sequenom”) and Delbert F. Foit, Jr., (“Foit”) with respect to the following facts:

A. Foit is currently employed by Sequenom as Chief Operating Officer pursuant to a First Amended and Restated Employment Agreement dated August 1, 2000 (“Employment Agreement”). During the course of Foit’s employment with Sequenom he entered into an Officers Indemnification Agreement with Sequenom (“Indemnification Agreement”).

B. Foit will take a one-month paid vacation beginning November 1, 2002, and his employment will cease effective December 1, 2002 (“Retirement Date”), pursuant to Section l0(d) of the Employment Agreement.

C. During the course of Foit’s employment with Sequenom, he was granted various options to purchase shares of Sequenom Common Stock (collectively the “Option”) subject to the vesting schedules and other restrictions on exercise as set forth in the Option Agreements and Sequenom, Inc. 1998 Stock Option/Stock Issuance Plan and 1999 Stock Option/Stock Issuance Plan (collectively the “Stock Option Plans”).

D. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Foit’s employment with Sequenom and arising out of or in any way related to the acts, transactions or occurrences between Foit and Sequenom to date, including, but not limited to, Foit’s employment with Sequenom or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Severance Package. Sequenom agrees to provide Foit with the following payments and benefits (“Severance Package”).

1.1 Severance Payment. Sequenom agrees to pay Foit the equivalent of six months’ base salary, or One Hundred Thirty Thousand Dollars ($130,000), less all appropriate federal and state income and employment taxes, (“Severance Payment”). The Severance Payment will be made in equal installments in accordance with Sequenom’s regular payroll schedule beginning the first payday following the Retirement Date (“Salary Continuation Period”).

1.2 Continuation of Group Health Benefits. Sequenom agrees to pay the premiums required to continue Foit’s group health care coverage during the Salary Continuation Period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Foit elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

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1.3 Computer and PDA. Sequenom agrees to allow Foit to retain the Sequenom-issued computer and PDA currently in his possession.

1.4 Extension of Exercise Period for Stock Option. Sequenom agrees to extend the exercise period on the Option for one full year following the Retirement Date pursuant to the Board of Director’s Resolution adopted October 31, 2002 regarding the Amendment of Post-Termination Exercise Term of Delbert Foit’s Options. With the exception of the extended exercise date described in this paragraph 1.4, Foit’s Option shall be governed by the terms and restrictions of the Stock Option Plans and associated stock documents.

2. General Release. Foit hereby releases, and forever discharges Sequenom, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and Benefit Plans of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including Foit’s Retirement Date with respect to any claims related to Foit’s employment and the termination of such employment, including but not limited to, claims pursuant to any federal, state of local law relating to employment, including but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the federal Age Discrimination In Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commission. stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation. The foregoing release shall not apply to any claims for breach of this Agreement.

3. California Civil Code Section 1542 Waiver. The Foit has read and understands California Civil Code section 1542, and expressly acknowledges and agrees that all rights under section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4. Representation and Warranty. Sequenom represents and warrants that there are currently no facts known to Sequenom that could form the basis of a claim against Foit.

5. Indemnification. Sequenom acknowledges that its obligations to Foit as set forth in the Indemnification Agreement remain in effect beyond the Retirement Date, including, but not limited to, its obligation to defend and indemnify Foit with respect to claims relating to actions taken by Foit in the course and scope of his employment with Sequenom, including as an officer of Sequenom and director of Sequenom subsidiaries, and its obligation to maintain in effect insurance coverage protecting Foit against such claims for as long as such claims may be made and to the fullest extent permitted by Delaware law.

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6. Confidentiality. The parties agree that the terms and conditions of this Agreement, as well as the discussions that led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Separation Information”) are intended to remain confidential between Foit and Sequenom. Accordingly, Foit agrees that he will not disclose the Confidential Separation Information to any other persons, except that Foit may disclose such Information to his immediate family members and to his attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes and Sequenom agrees that it will not disclose the Confidential Separation Information to any other persons or entities except as required by legitimate business needs. When releasing this information to any such person, or entity, the parties agree to advise the person or entity receiving the information of its confidential nature.

7. Acknowledgment of Continuing Obligations. Foit acknowledges that certain provisions of the Employment Agreement remain effective after the termination of his employment with Sequenom. Foit agrees to abide by all the surviving provisions of the Employment Agreement. Likewise, Sequenom acknowledges that it has obligations under the Employment Agreement and Indemnification Agreement that extend beyond the Retirement Date and Sequenom agrees to abide by those continuing obligations.

8. No Admissions. By entering into this Agreement, the parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9. Older Workers’ Benefit Protection Act. Foit acknowledges that, among other rights, he is waiving and releasing any rights he may have under the ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which he was already entitled as an executive of Sequenom. Foit further acknowledges that he has been advised, as required by the Older Workers’ Benefit Protection Act, that: (a) the Release granted herein does not relate to claims that may arise after this Release is executed; (b) he has the right to consult with an attorney prior to executing this Release (although he may choose voluntarily not to do so); and if he is over 40 years of age upon execution of this Release: (c) he has twenty-one (21) days from the date of termination of his employment with Sequenom in which to consider this Release (although he may choose voluntarily to execute this Release earlier); (d) he has seven (7) days following the execution of this Release to revoke his consent to this Release; and (e) this Release shall not be effective until the seven (7) day revocation period has expired.

10. Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

11. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

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12. Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and/or assigns.

13. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by either party in breach hereof. The parties agree that in the event an action or proceeding is instituted in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.

14. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

15. Entire Agreement; Modification. This Agreement, including the Indemnification Agreement, Stock Option Plan and associated grant documents, Amendment of Post-Termination Exercise Term of Delbert Foit’s Options, and the surviving provisions of the Employment Agreement herein incorporated by reference, is intended to be the entire agreement between the parties and supercedes and cancels any and all other and prior agreements, written to oral, between the parties regarding this subject matter. Its is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Foit’s separation of employment with Sequenom and settlement of all claims between the parties other than those set forth in this Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	November 25, 2002	By:	/s/ DELBERT F. FOIT, JR.
Delbert F. Foit, Jr.

SEQUENOM, INC.

Dated:	December 2, 2002	By:	/s/ ANTONIUS SCHUH
Antonius Schuh Chief Executive Officer